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For information contact: Tom Gelston – Director, Investor Relations (203) 222-5943

TEREX COMPLETES RESTATEMENT PROCESS,

FILES 2004 ANNUAL REPORT ON FORM 10-K

WESTPORT, CT, February 17, 2006 -- Terex Corporation (NYSE: TEX) today announced that it has completed the restatement of its financial statements for the years ended December 31, 2000, 2001, 2002 and 2003, the filing of its Annual Report on Form 10-K, including its audited financial statements, for the year ended December 31, 2004, and the filing of its quarterly reports for the first, second and third quarters of 2004. Terex has placed an updated list of questions and answers on its website, www.terex.com, in the Investor Relations section, to provide a summary of the items contained in the restatement. Terex also confirms 2004 revenues of $5.0 billion and announced net income of $324.1 million, or $6.34 per share, for 2004, as compared with 2003 revenues of $3.9 billion and restated net loss of $226.6 million, or ($4.75) per share, for 2003. Excluding the impact of special items for 2004, net income was $123.1 million, or $2.41 per share, in 2004, compared to net income of $48.8 million, or $0.99 per share, for 2003. Stockholders’ equity as of December 31, 2004 was $1,135.2 million, consistent with management’s prior disclosure of approximately $1.1 billion.

As previously reported, Terex's 2003 net income includes a valuation allowance of $200.7 million reducing its U.S. deferred tax assets, negatively impacting net income. This $200.7 million expense was reversed and has a positive effect in the 2004 period, representing $3.93 per share of net income. The establishment of the valuation allowance and the reversal of the valuation allowance each has been treated as a special item in the respective year. A more detailed account of the Company’s 2004 performance, and a summary of the restatement impacts on financial results for 2000, 2001, 2002 and 2003, is included in its Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission, and which is accessible through the Company’s website, www.terex.com. Terex anticipates filing its Quarterly Reports on Form 10-Q for the first, second and third quarters of 2005 and its Annual Report on Form 10-K for the year ended December 31, 2005 in the near future.

"With the completion of our restatement, we have a solid foundation on which to move forward with our business," said Ronald M. DeFeo, Terex’s Chairman and Chief Executive Officer. "I want to thank all of our employees and partners who have tirelessly dedicated their time and efforts over the last 15 months. The restatement has been a monumental task, both complex and demanding. I also want to thank our customers for their consistent support, which has allowed us to maintain our business and financial position during this time and continue our expansion in critical markets. Terex is positioned to move forward, to implement the lessons learned from this experience, and to continue to improve our Company's internal controls. We will channel our efforts and resources toward Terex's transformation, and have already put in motion many improvement actions.”

Mr. DeFeo continued, "As contained in our Annual Report on Form 10-K filing, our 2004 stockholders’ equity balance was $1.1 billion. That means that at the end of the fourth quarter of 2004, our net debt to book capitalization was 40.7%, an all time low. This measurement has continued to improve throughout 2005, a good indication that the Company’s operating focus on cash flow is yielding significant results. We remain enthusiastic about our future. We continue to perform well in a strong environment for construction and mining equipment worldwide. We are committed to building a better company over the next few years and our prospects look promising.”

Update on SEC Investigation

The Company previously disclosed that it has been advised verbally by the SEC that it had commenced an investigation of Terex. On February 1, 2006, the Company received a copy of a written order of a private investigation from the SEC. Terex has been voluntarily cooperating with the SEC, and will continue to cooperate fully to furnish the SEC staff with information needed to complete their review. Terex management will provide future updates of this investigation as events dictate.

Safe Harbor Statement

This press release contains forward-looking information based on Terex’s current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex’s control, include among others: Terex’s business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; the sensitivity of construction, infrastructure and mining activity and products produced for the military to interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex’s businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex’s business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; Terex’s continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex’s ability to timely manufacture and deliver products to customers; Terex’s significant amount of debt and its need to comply with restrictive covenants contained in Terex’s debt agreements; Terex’s ability to file its periodic reports with the SEC on a timely basis; the SEC investigation of Terex; Terex’s ability to ensure that all transactions will be properly recorded; compliance with applicable environmental laws and regulations; and other factors, risks, uncertainties more specifically set forth in Terex’s public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex’s expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2004 net sales of $5 billion. Terex operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

500 Post Road East, Suite 320, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com